Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Amendment to the Registration Statement on Form F-1 of Farmmi, Inc., of our report dated January 25, 2019 relating to the consolidated balance sheets of Farmmi, Inc. and subsidiaries as of September 30, 2018 and 2017, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2018, included in this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

February 4, 2019